                                                                      EXHIBIT 11

    OLIN CORPORATION AND CONSOLIDATED SUBSIDIARIES COMPUTATION OF PER SHARE
                                    EARNINGS

  Primary earnings per share are computed by dividing net income less the ESOP preferred stock dividend requirement by the weighted average number of common shares outstanding plus an equivalent number (one-for-one) of common shares assuming the conversion of Series A stock. Fully diluted earnings per share reflect the dilutive effect of stock options and assume the conversion of outstanding ESOP preferred stock into an equivalent number of common shares at the date of issuance. Net income was reduced by an additional ESOP contribution (differential between the common and ESOP preferred dividend rates under an assumed conversion) necessary to satisfy the debt service requirement.

                                                    YEARS ENDED DECEMBER 31,
                                                   ----------------------------
                 (IN THOUSANDS)                      1993      1992      1991
                                                   --------  --------  --------
Weighted average number of common shares
 outstanding
 and common stock equivalents....................    21,840    21,598    19,001
Common shares issuable assuming the conversion of
 outstanding ESOP preferred stock at the date of
 issuance........................................     1,623     1,597     1,569
Common shares issuable under outstanding stock
 options and additional remuneration agreements
 which have a dilutive effect on per share
 earnings, computed by the "treasury stock"
 method..........................................        24        40        48
                                                   --------  --------  --------
Adjusted number of common shares outstanding.....    23,487    23,235    20,618
                                                   ========  ========  ========
                  (IN MILLIONS)
Net income (loss)................................  $    (92) $      9  $    (13)
Less ESOP preferred dividend.....................        (7)       (8)       (5)
                                                   --------  --------  --------
Net income (loss) adjusted for primary earnings    $    (99) $      1  $    (18)
(loss) per share.................................
                                                   ========  ========  ========
Primary earnings (loss) per share................  $  (4.52) $   0.06  $  (0.92)
                                                   ========  ========  ========
Net income (loss)................................  $    (92) $      9  $    (13)
Less additional ESOP contribution................        (2)       (3)       (1)
                                                   --------  --------  --------
Net income (loss) adjusted for fully diluted       $    (94) $      6  $    (14)
earnings (loss) per share........................
                                                   ========  ========  ========
Fully diluted earnings (loss) per share (1)......  $  (4.01) $   0.26  $  (0.68)
                                                   ========  ========  ========

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Note:

(1) Fully diluted income or loss per share in 1993, 1992 and 1991 was anti-dilutive and therefore was not reported on the Income Statement.

                                      11-1